EXHIBIT 10.4
Magnetek, Inc.
Non-Qualified Stock Option Agreement

FOR GOOD AND VALUABLE CONSIDERATION, MAGNETEK, INC., a Delaware corporation, hereby irrevocably grants to the Optionee named below the non-qualified stock option (the “Option”) to purchase any part or all of the specified number of shares of its $0.01 par value Common Stock upon the terms and subject to the conditions set forth in this Agreement, at the specified purchase price per share without commission or other charge.  The Option is granted pursuant to the plan specified below (the “Plan”) and the standard terms and conditions (“Standard Terms and Conditions”) promulgated under such Plan.  The terms of the Plan and the Standard Terms and Conditions are hereby incorporated herein by reference and made a part of this Agreement.  The Compensation Committee shall have the power to interpret this Agreement.

The Plan	Second Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc., November 5, 2009
Name of Optionee:

Social Security Number:

Number of Shares covered by Option:

Grant Date:

Purchase Price Per Share:

Minimum Number of Shares Per Partial Exercise:	100 Shares

The Option shall vest and become exercisable in installments as follows:

Until ____________, the Option shall not be exercisable to any degree.

As of ______________, the Option shall become exercisable as to 25% of the Shares covered by the Option.

As of ______________, the Option shall become exercisable as to an additional 25% of the Shares covered by the Option.

As of ________________, the Option shall become exercisable as to an additional 25% of the Shares covered by the Option.

As of ______________, the Option shall become exercisable as to the remaining 25% of the Shares covered by the Option.

Option Term:     10 years from the Grant Date.

The Option exercise price may be paid in the form of one or more of the following:  (i) cash or certified or cashiers’ check, (ii) delivery of shares of Common Stock or other property deemed acceptable by the Committee; or (iii) a reduction in the number of Shares issuable pursuant to the Option.  Unless otherwise specified by the Committee, Optionee may, upon termination of employment, exercise the vested, unexercised portion of the Option within 90 days after his or her employment termination date.  The Option may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of all restrictions, other than by will or the laws of descent and distribution or pursuant to a “domestic relations order” as defined in the Internal Revenue Code of 1986, as amended.

MAGNETEK, INC.		OPTIONEE

By:
	[Name]	Name:
President and Chief Executive Officer

By:
	[Name]	Address
Vice President Legal Affairs
and Corporate Secretary